UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)
February 22, 2010

Innocent, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)
333-150061	98-0585268
(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices)

2000 NE 22nd St.
Wilton Manors, FL 33305

(Registrant's telephone number, including area code)

(828) 489-9409

(Former Name or Former Address, if Changed Since Last Report)

None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement

Florida – Feb 22, 2010 – Innocent Inc (OTCBB: INCT) announced today that the company has entered into a Letter of Intent (LOI) with DuraRock Resources Inc. to form a 50/50 Joint Venture for the exploration of the 550 acre Dayton Silver Mine located 21 miles south of Reno in Lyons County. DuraRock Resources is the assigned lease holder of the property with the exploration rights for a three year period and automatically continuing as long as the property has ongoing mining operations. The project was operated in the late 1800's by the Dayton Silver Mining Company and was a part of Nevada's first mining rush.

DuraRock Resources became interested in the Dayton Silver Mine due to its historic value and location in one of the most prolific silver and gold producing regions in Nevada. Not only is Dayton, NV the site of gold discovery in Nevada, the region has produced more than 190,000,000 ounces of precious metals. The site was originally operated in the 1860's by the Dayton Silver Mining Company and contains numerous underground tunnels which have visible mineable grade mineralization. DuraRock Resources has significant data and is in the process of acquiring more historical information.

Over the next 90 days, Innocent Inc will complete its due diligence on the property and along with DuraRock Resources reviewing the extensive information available concerning the site and initiate plans to complete mapping and modeling based on the data available. Initial funding will be provided by Innocent Inc to conduct additional drilling and exploration on the property in order to better define the size and scope of the mineralized zones.

Innocent Inc has committed to provide approximately three million five hundred thousand dollars ($3,500,000.00) over a period of 18 months for its 50% interest in the property rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Innocent, Inc.
(Registrant)

/s/ Wayne Doss
Wayne Doss
President, Chief Executive Officer, and Director

Dated:	February 22, 2010

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